UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2013
COLDWATER CREEK INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21915	82-0419266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Coldwater Creek Drive, Sandpoint, Idaho	83864
(Address of principal executive offices)	(Zip Code)

(208) 263-2266
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On March 13, 2013, Coldwater Creek Inc. (the “Company”) issued a press release announcing financial results for its fiscal quarter and year ended February 2, 2013. A copy of the press release is set forth as Exhibit 99.1.

The information being furnished in this Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description

99.1	Coldwater Creek Inc. Press Release dated March 13, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Dated: March 13, 2013

/s/ James A. Bell
James A. Bell
Executive Vice President, Chief Operating Officer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Coldwater Creek Inc. Press Release dated March 13, 2013

Exhibit 99.1

Coldwater Creek Announces Fourth Quarter and Fiscal Year 2012 Results

•	Fourth quarter 2012 comparable premium retail store sales increased 2.7 percent, on a 13-week basis

•	Fourth quarter 2012 direct sales increased 7.7 percent

•	Fourth quarter 2012 adjusted net loss per share of $0.65, excluding gain on derivative liability and CEO transition costs

Sandpoint, Idaho, March 13, 2013 -- Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the quarter and fiscal year ended February 2, 2013. The Company noted that the following non-comparable items impacted the fourth quarter and fiscal year:

•
The Company's fiscal 2012 is a 53-week year with the additional week falling in the fourth quarter compared to the traditional 52 weeks in fiscal 2011. Comparable premium retail store sales for the fourth quarter and full year of fiscal 2012 are presented on a 13-week and 52-week basis and exclude the additional week. The additional week in fourth quarter fiscal 2012 represented a loss of $0.13 per share;

•	The fourth quarter of fiscal 2012 included a charge, net of tax, of $0.06 per share associated with the Company's CEO transition;

•
Due to the change in the fair value of the derivative liability related to the Series A Preferred Stock, the Company recorded a gain of $0.05 per share in the fourth quarter of fiscal 2012, and a loss of $0.10 per share for the full year fiscal 2012;

•
During the fourth quarter of fiscal 2011, the Company recorded a favorable cumulative one-time adjustment for gift card breakage that represented $11.8 million, or $0.39 per share, in the fourth quarter 2011 and $0.47 per share in fiscal year 2011. In addition, the Company recorded a non-cash store impairment charge of $0.08 per share in the fourth quarter of fiscal 2011 and $0.21 per share in fiscal year 2011.

Fourth Quarter of Fiscal 2012 Operating Results

•
Consolidated net sales were $220.8 million, compared with $224.4 million in fourth quarter 2011, which included net sales of $11.8 million as a result of a favorable cumulative one-time adjustment for gift card breakage income. Net sales from the retail segment were $166.0 million, compared with $173.5 million in the same period last year. Comparable premium retail store sales increased 2.7 percent. Net sales decreased due to store closures as a result of our store optimization program and the impact of $10.7 million in net sales from the cumulative one-time gift card breakage recorded in the fourth quarter 2011. Net sales from the direct segment were $54.7 million compared with $50.8 million in the same period last year, which included $1.1 million from the cumulative one-time adjustment for gift card breakage.

•
Consolidated gross profit was $64.1 million, or 29.1 percent of net sales, compared with $73.1 million, or 32.6 percent of net sales, for fourth quarter 2011. The 350 basis point decline in gross profit margin was primarily due to the 370 basis point benefit in the fourth quarter of fiscal 2011 resulting from the cumulative one-time adjustment for gift card breakage. Adjusting for this benefit, gross margin increased 20 basis points driven by leverage of buying and occupancy costs offset by lower merchandise margins.

•
Selling, general and administrative expenses (SG&A) were $82.5 million, or 37.4 percent of net sales, compared with $81.8 million, or 36.5 percent of net sales, for fourth quarter 2011. The increase in SG&A expense was driven by a $2.1 million pre-tax charge related to the CEO transition in the 2012 period offset by lower marketing expenses.

•
Net loss was $20.0 million, or $0.66 per share, and included: (i) other gain, net, of $1.5 million, or $0.05 per share, due to the change in the fair value of the derivative liability related to the Series A Preferred Stock issued in July 2012; (ii) net loss of $4.0 million, or $0.13 per share, incurred in the additional week in the fourth quarter fiscal 2012; and (iii) a charge, net of tax, of $1.7 million, or $0.06 per share associated with the Company's CEO transition. This compares to a net loss of $12.8 million, or $0.42 per share, for fourth quarter 2011 and included: (i) $11.8 million, or $0.39 per share, benefit due to the cumulative one-time adjustment related to gift card breakage; and (ii) a non-cash asset impairment charge of $2.3 million, or $0.08 per share, related primarily to under-performing stores.

•
Adjusted net loss, which excludes the gain on the derivative liability and the CEO transition expense for fourth quarter 2012, was $19.8 million, or $0.65 per share. This compares to adjusted net loss of $22.3 million, or $0.73 per share, excluding the cumulative one-time adjustment related to gift card breakage income and the non-cash store impairment charge for fourth quarter 2011. (Please see the table entitled “GAAP to Non-GAAP Reconciliation of Selected Measures” at the end of this press release.)

“Fiscal 2012 was a pivotal year for Coldwater Creek as we began to see the positive impact of the significant changes we have made throughout our organization. Importantly, our product offering is resonating with our customers. In addition, we have created a compelling loyalty program, improved our inventory management, built talent within our organization and continued to execute on our store optimization program. This was particularly apparent in our financial performance in the second half of the year as we achieved two consecutive quarters of comparable premium store sales growth. Overall for the year, we achieved a one percent increase in our comparable premium store sales, gross margin improvement of 170 basis points, and an $18.0 million reduction in SG&A. We ended the year with a clean inventory position and total inventory down five percent,” said Jill Dean, President and Chief Executive Officer. “As we move into fiscal 2013, we are focused on building our brand and enhancing our customer experience across all of our channels, consistently delivering trend-right apparel and accessories, driving traffic, and rigorously managing our inventory, which we believe will enable us to continue to generate improvements in our financial performance.”

Full Year Fiscal 2012 Operating Results

•
Consolidated net sales for fiscal 2012 were $742.5 million, compared with $773.0 million in fiscal 2011. Net sales from the retail segment were $574.4 million, compared with $595.2 million last fiscal year. Comparable premium retail store sales increased 0.8 percent. Net sales from the direct segment were $168.0 million, compared with $177.8 million last fiscal year.

•
Consolidated gross profit increased $3.8 million to $233.1 million, or 31.4 percent of net sales, compared with $229.3 million, or 29.7 percent of net sales, for fiscal 2011. The 170 basis point increase in gross profit margin was primarily due to increased leverage of buying and occupancy costs and higher merchandise margins reflecting improved product performance. Last year's gross margin included a 110 basis point benefit in the fourth quarter of fiscal 2011 from the cumulative one-time adjustment for gift card breakage income.

•
Selling, general and administrative expenses (SG&A) were $301.8 million, or 40.6 percent of net sales, compared with $319.8 million, or 41.4 percent of net sales, for fiscal 2011. The $18.0 million decline in SG&A was due primarily to lower marketing expense compared to last fiscal year.

•
Net loss was $81.8 million, or $2.69 per share, on 30.5 million weighted average shares outstanding, and included (i) other loss, net, of $2.9 million, or $0.10 per share, related to the Series A Preferred Stock issued in July 2012; (ii) net loss of $4.0 million, or $0.13 per share, incurred in the additional week in the fourth quarter fiscal 2012; and (iii) a charge, net of tax, of $1.7 million, or $0.06 per share, associated with the Company's CEO transition. This compares to a net loss of $99.7 million, or $3.98 per share on 25.1 million weighted average shares outstanding, for fiscal 2011 and included: (i) $11.8 million, or $0.47 per share, due to the cumulative one-time adjustment related to gift card breakage income; and (ii) a non-cash asset impairment charge of $5.2 million, or $0.21 per share, related to certain retail store assets.

•
Adjusted net loss for fiscal 2012, which excludes the loss on the derivative liability and the CEO transition expense, was $77.2 million, or $2.53 per share, on 30.5 million weighted average shares outstanding. This compares to adjusted net loss of $106.2 million, or $4.24 per share, on 25.1 million weighted average shares outstanding for fiscal 2011 which excludes the cumulative one-time adjustment related to gift card breakage income for fiscal 2011 and the non-cash store impairment charge. (Please see the table entitled “GAAP to Non-GAAP Reconciliation of Selected Measures” at the end of this press release.)

Balance Sheet
At February 2, 2013, cash totaled $21.7 million and there were no borrowings outstanding under the revolving line of credit. This compared to cash of $51.4 million and $15.0 million of outstanding borrowings under the revolving line of credit as of January 28, 2012. Total inventory decreased 5.1 percent to $125.2 million from $132.0 million at the end of fiscal 2011. Premium retail store inventory per square foot, including retail inventory in the distribution center, increased approximately 8.0 percent as compared to fiscal 2011.

Reverse Stock Split
On October 4, 2012, the Company effected a reverse stock split of its common stock following stockholder approval. As a result of the split, every four shares of common stock outstanding were consolidated into one share, reducing the number of common shares outstanding on the effective date from 122.0 million to 30.5 million.

Derivative Liability
During the second quarter of fiscal 2012, in connection with the $65.0 million term loan received from an affiliate of Golden Gate Capital, the Company issued 1,000 shares of Series A Preferred Stock, which are convertible into an aggregate of 6.1 million shares of common stock at a purchase price of $3.40 per share. As a result of this transaction, the Company recorded a derivative liability of $15.7 million, which represented the fair value of the shares of Series A Preferred Stock upon issuance. In accordance with applicable U.S. GAAP, this derivative liability is measured at fair value on a recurring basis with changes recorded as other gain or loss, net. The Company's first quarter of fiscal 2013 earnings guidance set forth below excludes the quarterly impact of any change in the fair value of the derivative liability due to the inherent variability of this financial instrument.

Store Optimization Program
The Company closed five premium retail stores during the fourth quarter 2012, ending the fiscal year with 349 premium retail stores. As part of the Company's ongoing store optimization plan, the Company closed 15 premium retail stores in fiscal 2012. The Company's plan calls for the closure of up to 15 stores in fiscal 2013, and a total of 45 stores since fiscal 2011.

First Quarter of Fiscal 2013 Financial Guidance
For first quarter 2013, the Company expects:

•	Comparable premium retail store sales to be down in the low single digits.

•	Gross margin improvement of 100 to 200 basis points.

•	Net loss per share in the range of $0.60-$0.80, excluding the impact of the change in the fair value of the derivative liability.

•	Total inventory at the end of the quarter to be down in the low single digits as compared to the first quarter of fiscal 2012.

Conference Call Information
Coldwater Creek will host a conference call on Wednesday, March 13, 2013, at 4:30 p.m. (Eastern) to discuss fiscal 2012 fourth quarter and year end results. The dial in number for the call is 877-705-6003. The call will be simultaneously broadcast on the Investor Relations section of the Company's Web site at www.coldwatercreek.com. A recording of the call can be accessed for one week following the reporting date by calling (877) 870-5176 and providing conference ID 409982. A transcript of the call will also be available in the Investor Relations section of the Company's Web site.

Coldwater Creek is a leading specialty retailer of women's apparel, jewelry, and accessories. The Company was founded in 1984 in Sandpoint, Idaho, and sells its merchandise through premium retail stores across the country, online, and through its mobile applications.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:
This news release contains “forward-looking statements” within the meaning of the securities laws, including statements about the effect of our strategic initiatives on our future financial results, the Company's expectations about future store closures and, with respect to the first quarter of fiscal 2013, expectations about comparable premium retail store sales, margin rate, net loss per share, and inventory. These statements are based on management's current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect. As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•
the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as significant weather events, current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•	potential inability to attract and retain key personnel;

•	our new design aesthetic may take longer to implement than expected or may not resonate with our customers;

•	difficulties in forecasting consumer demand for our merchandise as a result of changing fashion trends and consumer preferences;

•	changing business and economic conditions resulting in our inability to realize our sales and earnings expectations;

•	our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales, which may result in impairment charges;

•	our potential inability to maintain compliance with debt covenants;

•
delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the possibility our vendors may not extend us credit on acceptable terms, and the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages;

•	our foreign sourcing strategy may not lead to reduction of our sourcing costs or improvement in our margins;

•	increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•	marketing initiatives may not be successful in improving the breadth of our customer base, or increasing traffic in the near term, or at all;

•	difficulties encountered in anticipating and managing customer returns and the possibility that customer returns may be greater than expected;

•
the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•	unexpected costs or problems associated with our efforts to manage the complexities of our multi-channel business model, including our efforts to maintain our information systems;

•	our revolving line of credit may not be fully available due to borrowing base and other limitations;

•	the benefits expected from our merchandising and design initiatives may not be achieved or may take longer to achieve than we expect;

•
the actual number and timing of planned store closures depends on a number of factors that cannot be predicted, including among other things the future performance of our individual stores and negotiations with our landlords;

and such other factors as are discussed in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.
Contact:
For Coldwater Creek
Lyn Walther
Divisional Vice President, Investor Relations
208-265-7005
Web site: www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA
(unaudited)
(in thousands, except for per share data and store counts)

	Three Months Ended		Twelve Months Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net sales:
Retail	$166,039	$173,548	$574,425	$595,192
Direct	54,735	50,804	168,047	177,829
	220,774	224,352	742,472	773,021
Cost of sales	156,629	151,223	509,351	543,693
Gross profit	64,145	73,129	233,121	229,328
Selling, general and administrative expenses	82,507	81,804	301,806	319,812
Loss on asset impairments	—	2,341	—	5,216
Loss from operations	(18,362)	(11,016)	(68,685)	(95,700)
Other loss (gain), net	(1,494)	—	4,025	—
Interest expense, net	3,737	755	9,596	2,275
Loss before income taxes	(20,605)	(11,771)	(82,306)	(97,975)
Income tax provision (benefit)	(607)	1,058	(464)	1,719
Net loss	$(19,998)	$(12,829)	$(81,842)	$(99,694)
Net loss per share — Basic and Diluted	$(0.66)	$(0.42)	$(2.69)	$(3.98)
Weighted average shares outstanding — Basic and Diluted	30,523	30,407	30,477	25,065
Supplemental Data:
Catalogs mailed	16,392	16,875	55,570	58,757
Premium retail stores:
Opened	—	2	1	5
Closed	5	5	15	15
Count at end of the fiscal period	349	363	349	363
Square footage	1,998	2,165	1,998	2,165
Factory outlet stores:
Opened	—	—	—	—
Closed	—	1	—	1
Count at end of the fiscal period	38	38	38	38
Square footage	255	259	255	259
Spas:
Count at end of the fiscal period	8	9	8	9
Square footage	42	49	42	49

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except for per share data)

	February 2, 2013	January 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$21,734	$51,365
Receivables	5,150	8,199
Inventories	125,207	131,975
Prepaid and other current assets	17,072	9,410
Deferred income taxes	1,252	2,313
Total current assets	170,415	203,262
Property and equipment, net	169,007	206,079
Deferred income taxes	2,112	1,891
Other assets	4,374	1,883
Total assets	$345,908	$413,115
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,891	$55,130
Accrued liabilities	87,915	78,175
Current maturities of debt and capital lease obligations	577	15,735
Total current liabilities	146,383	149,040
Deferred rents	82,726	101,384
Long-term debt and capital lease obligations	63,784	26,575
Supplemental executive retirement plan	10,994	12,142
Deferred income taxes	699	1,716
Other liabilities	4,186	5,845
Total liabilities	308,772	296,702
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized; 1 and 0 shares issued, respectively	—	—
Common stock, $0.01 par value, 75,000 shares authorized; 30,531 and 30,417 shares issued, respectively	305	304
Additional paid-in capital	153,146	151,254
Accumulated other comprehensive loss	(1,532)	(2,204)
Accumulated deficit	(114,783)	(32,941)
Total stockholders’ equity	37,136	116,413
Total liabilities and stockholders’ equity	$345,908	$413,115

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Twelve Months Ended
	February 2, 2013	January 28, 2012	January 29, 2011
Operating activities:
Net loss	$(81,842)	$(99,694)	$(44,111)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	51,437	56,743	63,329
Non-cash interest expense	5,478	—	—
Stock-based compensation expense	2,001	2,403	2,476
Supplemental executive retirement plan expense	587	555	886
Deferred income taxes	(585)	(68)	(1,200)
Valuation allowance adjustments	(312)	(839)	(2,564)
Deferred marketing fees and revenue sharing	(1,048)	(1,509)	(2,055)
Deferred rents	(19,029)	(15,948)	(7,249)
Loss on derivative liability	2,939	—	—
Series A Preferred Stock issuance costs	1,086	—	—
Net loss on asset dispositions and other termination charges	2,295	197	447
Loss on asset impairments	—	5,216	3,931
Other	23	148	(516)
Net change in operating assets and liabilities:
Receivables	2,337	2,212	(3,584)
Inventories	6,768	24,506	5,065
Prepaid and other current assets	(8,007)	11,198	7,168
Accounts payable	2,869	(22,769)	(21,776)
Accrued liabilities	(9,141)	(6,575)	(1,236)
Net cash used in operating activities	(42,144)	(44,224)	(989)
Investing activities:
Purchase of property and equipment	(16,496)	(8,895)	(31,084)
Proceeds from asset dispositions	144	1,110	73
Change in restricted cash	—	—	890
Net cash used in investing activities	(16,352)	(7,785)	(30,121)
Financing activities:
Net proceeds from stock offering	—	22,945	—
Borrowings on revolving line of credit	10,000	15,000	—
Payments on revolving line of credit	(25,000)	—	—
Proceeds from the issuance of long-term debt	65,000	15,000	—
Payments of long-term debt and capital lease obligations	(15,444)	(819)	(2,762)
Payment of debt and Series A Preferred Stock issuance costs	(5,895)	(695)	—
Other	204	330	835
Net cash provided by (used in) financing activities	28,865	51,761	(1,927)
Net decrease in cash and cash equivalents	(29,631)	(248)	(33,037)
Cash and cash equivalents, beginning	51,365	51,613	84,650
Cash and cash equivalents, ending	$21,734	$51,365	$51,613
Non-cash investing and financing activities:
Property and equipment purchases not yet paid	$390	$2,085	$540
Capital lease asset additions and related obligations	$25	$75	$1,947
Supplemental cash flow data:
Interest paid, net of amount capitalized	$4,124	$2,231	$1,817
Income taxes paid (refunded), net	$3,460	$(2,112)	$(7,261)

COLDWATER CREEK INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF SELECTED MEASURES
(unaudited)
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net loss:
GAAP basis	$(19,998)	$(12,829)	$(81,842)	$(99,694)
Excluding:
Loss (gain) on derivative liability	(1,494)	—	2,939	—
CEO transition costs	1,687	—	1,687	—
Gift card breakage income	—	(11,765)	—	(11,765)
Loss on asset impairments	—	2,341	—	5,216
Non-GAAP adjusted basis	$(19,805)	$(22,253)	$(77,216)	$(106,243)
Net loss per share — Basic and Diluted:
GAAP basis	$(0.66)	$(0.42)	$(2.69)	$(3.98)
Excluding:
Loss (gain) on derivative liability	(0.05)	—	0.10	—
CEO transition costs	0.06	—	0.06	—
Gift card breakage income	—	(0.39)	—	(0.47)
Loss on asset impairments	—	0.08	—	0.21
Non-GAAP adjusted basis	$(0.65)	$(0.73)	$(2.53)	$(4.24)

About Non-GAAP Selected Measures
The Company reports its consolidated financial results in conformity with accounting principles generally accepted in the United States (GAAP). The accompanying press release dated March 13, 2013, contains non-GAAP financial measures. These non-GAAP financial measures include adjusted net loss and net loss per share, which excludes the loss (gain) on the derivative liability and CEO transition costs for fiscal 2012 and the cumulative one-time adjustment related to gift card breakage income and loss on asset impairments for fiscal 2011. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information because they exclude activity that is not included by management when assessing the performance of the Company. The Company may consider whether other significant items that arise in the future should be adjusted from GAAP measures.